SUBADVISORY AGREEMENT

        This SUBADVISORY AGREEMENT is dated as of May 1, 2008 by and between AIG SUNAMERICA ASSET MANAGEMENT
CORP., a Delaware corporation (the "Adviser"), and PACIFIC
INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company (the "Subadviser").

WITNESSETH:

        WHEREAS, the Adviser and SunAmerica Series Trust, a
Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1,
1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

        WHEREAS, the Trust is registered under the Investment Company
Act of 1940, as amended (the "Act"), as an open-end management investment company and may issue shares of beneficial interest, no par value per share, in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and

        WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

        WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment portfolio(s) of the Trust listed on Schedule A attached hereto (the "Portfolio(s)"), and the Subadviser is willing to furnish such services;

        NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

        1.	Duties of the Subadviser. The Adviser hereby engages the
services of the Subadviser in furtherance of its Investment Advisory and Management Agreement with the Trust. Pursuant to this Subadvisory
Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of the assets of each Portfolio. The Subadviser will determine, in its discretion and subject to the oversight and review of the Adviser, the securities and other investments to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain, and will render regular reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The Subadviser, as agent and attorney-in-fact of the Trust, may, when it deems appropriate and without prior consultation with the Adviser, (a) buy, sell, exchange, convert and otherwise trade in any stocks, bonds and other securities including money market instruments, whether the issuer is organized in the United States or outside the United States, (b) place orders for the execution of such securities transactions with or through such brokers, dealers or issuers as the Subadviser may select and
(c) purchase, sell, exchange or convert foreign currency in the spot or forward markets as necessary to facilitate transactions in international securities for the Portfolio(s). In addition, the custodian shall provide the Subadviser with daily reports regarding the cash levels in the Portfolio.
The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish, and in compliance with (a) the objectives, policies, restrictions and limitations for the Portfolio(s) as set forth in the Trust's current prospectus and statement of additional information; and (b) applicable laws and regulations.

        	The Subadviser represents and warrants to the Adviser that the Subadviser will manage each Portfolio in compliance with all applicable federal and state laws, including securities, commodities and banking laws, governing its operations and investments. Without limiting the foregoing, the Subadviser represents and warrants that it will manage each Portfolio in compliance with (a) the applicable provisions of Subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended ("Subchapter M") ("the Code") for each Portfolio to be treated as a "regulated investment company" under Subchapter M; (b) the diversification requirements specified in the Internal Revenue Service's regulations under Section 817(h) of the Code; (c) the provisions of the Act and rules adopted thereunder; (d) applicable state insurance laws solely to the extent that the Adviser has informed the Subadviser of such requirements; (e) the objectives, policies, restrictions and limitations for the Portfolio(s) as set forth in the Trust's current prospectus and statement of additional information as most recently provided by the Adviser to the Subadviser; and (f) the policies and procedures as adopted by the Trustees of the Trust. The Subadviser shall furnish information to the Adviser, as reasonably requested, for purposes of the Trust's compliance with the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code.

        	The Subadviser further represents and warrants that solely to the extent that any statements or omissions made in any Registration Statement for the Contracts or shares of the Trust, or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such Registration Statement and any amendments or supplements thereto will not contain any untrue statement of a material fact regarding the Subadviser or omit to state any material fact regarding the Subadviser required to be stated therein or necessary to make the statements therein not misleading.

        	The Subadviser agrees: (a) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business, and (b) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser.

        	The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

               The Subadviser also represents and warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser of the Portfolios or other series of the Trust, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investments companies that are under common control with the Trust, concerning transactions of the Portfolios in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Act.

               Notwithstanding any other provision to the contrary, the Subadviser shall have no obligation to perform the following services: (a) shareholder services or support functions, such as responding to shareholders' questions about a Portfolio or its investments or strategies;
(b) provision of legal, accounting or tax advice with respect to a Portfolio or its investments by the Subadviser's in-house legal, accounting or tax departments; (c) providing employees of the Subadviser to serve as officers of a Portfolio; or (d) providing a Porfolio's Chief Compliance Officer and associated staff.

               The Subadviser may delegate portfolio management and administrative duties to its affiliates and may share such information as necessary to accomplish these purposes. Additionally, the Subadviser will have the ability to delegate back office services to State Street Investment Manager Solutions, LLC. In all cases, the Subadviser shall remain liable as if such services were provided directly. No additional fees shall be imposed for such services except as otherwise agreed.

       2.	Portfolio Transactions. (a) The Subadviser is responsible
for decisions to buy or sell securities and other investments for the assets of each Portfolio, broker-dealers and futures commission merchants' selection, and negotiation of brokerage commission and futures commission merchants' rates. Subadviser is authorized on behalf of each Portfolio to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the investment guidelines and (ii) acknowledge the receipt of brokers' risk disclosure statements, electronic trading disclosure statements and similar disclosures. Upon the reasonable request of the Adviser, the Subadviser will provide copies of any such agreements or other documents to the Adviser. As a general matter, in executing portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadviser's best judgement, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Trustees may determine and consistent with Section
28(e) of the Securities Exchange Act of 1934, as amended (the "1934
Act"), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser's having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to such Portfolio and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio. The Subadviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Portfolio with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates' fiduciary obligations to the Portfolio and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

        (b)	Notwithstanding Section 2(a) above, for such purposes as
obtaining investment research products and services, and covering fees and expenses, the Adviser may direct the Subadviser to effect a specific percentage of a Portfolio's transactions in securities and other investments to certain broker-dealers and futures commission merchants'. In designating the use of a particular broker-dealer or futures commission merchant, the Adviser and Subadviser acknowledge:

(1)	All brokerage transactions are subject to best
execution. As such, Subadviser will use its best efforts to direct non-risk commission transactions to a particular broker-dealer or futures commission merchant designated by the Adviser provided that the Subadviser believes it can obtain best execution;

(2)	Such direction may result in the Subadviser paying
a higher commission, depending upon the
Subadviser's arrangements with the particular broker-dealer or futures commission merchant, or such other factors as market conditions, share values, capabilities of the particular broker-dealer or futures commission merchant, etc.;

(3)	If the Subadviser directs payments of an excessive
amount of commissions, the executions may not be accomplished as rapidly. In addition, the Subadviser may forfeit the possible advantage derived from the aggregation of multiple orders as a single
"bunched" transaction where Subadviser would, in some instances, be in a better position to negotiate commissions; and

(4)	Subadviser does not make commitments to allocate
fixed or definite amounts of commissions to brokers. As such the Subadviser may be unable to fulfill the Adviser's request for direction due to the reasons stated above. Subadviser shall bear no liability to any party for any failure to obtain best execution or when relying on the Adviser's directions to effect transactions as described in this subparagraph.

        3.	Compensation of the Subadviser. The Subadviser shall
not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to the assets managed by the Subadviser for each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior days' net assets in order to calculate the daily accrual). For purposes of calculating the Subadviser's fee, the average daily net asset value of a Portfolio shall mean the average daily net assets for which the Subadviser actually provides advisory services, and shall be determined by taking an average of all determinations of such net asset value during the month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

        4.	Other Services. At the request of the Trust or the Adviser,
the Subadviser in its discretion may make available to the Trust, office facilities, equipment, personnel and other services in order to facilitate meetings or other similar functions. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Subadviser and billed to the Trust or the Adviser at such amounts as negotiated by the Adviser and Subadviser.

        5. 	Reports. The Trust, the Adviser and the Subadviser agree
to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, and such other information with regard to their affairs and that of the Trust as each may reasonably request.

        6. 	Status of the Subadviser. The services of the Subadviser
to the Adviser and the Trust are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

        7. 	Proxy Voting.  The Adviser will vote proxies relating to
the Portfolio's securities. The Adviser will vote all such proxies in accordance with such proxy voting guidelines and procedures adopted by the Board of Trustees. The Adviser may, on certain non-routine matters, consult with the Subadviser before voting proxies relating to the
Portfolio's securities.   The Adviser will instruct the custodian and other
parties providing services to the Trust promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Portfolio (other than materials relating to legal proceedings).

        8.	Certain Records. The Subadviser hereby undertakes and
agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments of the Portfolio(s) that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of that Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser are maintained on behalf of the Trust.

        	The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trust's auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

        9. 	Reference to the Subadviser. Neither the Trust nor the
Adviser or any affiliate or agent thereof shall make reference to or use the name of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld.

        10.	Liability of the Subadviser. (a) In the absence of willful
misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Subadviser (and its officers, directors/trustees, member, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) the Subadviser shall not be subject to liability to the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) or to the Trust (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Trust) for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in
Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, directors, members, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from Subadviser's rendering of services under this Agreement.

        	(b)	The Subadviser agrees to indemnify and hold
harmless the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) and/or the Trust (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Trust) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser and/or the Trust and their affiliates or such directors/trustees, officers or controlling person may become subject under the Act, the Securities Act of 1933 (the "1933
Act"), under other statutes, common law or otherwise, which arise from the Subadviser's disabling conduct, including but not limited to any material failure by the Subadviser to comply with the provisions and representations and warranties set forth in Section 1 of this Agreement; provided, however, that in no case is the Subadviser's indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement.

        11.	Permissible Interests. Trustees and agents of the Trust are
or may be interested in the Subadviser (or any successor thereof) as directors/trustees, partners, officers, or shareholders, or otherwise; directors/trustees, partners, officers, agents, and shareholders of the Subadviser are or may be interested in the Trust as trustees, or otherwise; and the Subadviser (or any successor) is or may be interested in the Trust in some manner.

        12. 	Term of the Agreement. This Agreement shall continue in
full force and effect with respect to each Portfolio until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust.

        	With respect to each Portfolio, this Agreement may be terminated at any time, without payment of a penalty by the Portfolio or the Trust, by vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Portfolio, voting separately from any other series of the Trust, or by the Adviser, on not less than 30 nor more than 60 days' written notice to the Subadviser. With respect to each Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 60 days' written notice to the Adviser and the Trust. The termination of this Agreement with respect to any Portfolio or the addition of any Portfolio to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Portfolio subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act).

        This Agreement will also terminate in the event that the Advisory Agreement by and between the Trust and the Adviser is terminated.

        13. 	Severability. If any provision of this Agreement shall be
held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

        14. 	Amendments. This Agreement may be amended by mutual
consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the Act.

        15. 	Governing Law. This Agreement shall be construed in
accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

        16. 	Personal Liability. The Declaration of the Trust
establishing the Trust (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, and, in accordance with that Declaration, no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the "Trust Property," as defined in the Declaration, only shall be liable.

        17. 	Separate Series. Pursuant to the provisions of the
Declaration, each Portfolio is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular Portfolio shall be enforceable only against the assets of that Portfolio and not against the assets of any other Portfolio or of the Trust as a whole.

        18.	Confidentiality. The Subadviser will not disclose or use
any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others and this fact becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the
Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.
        19.	Representations and Agreements of the Adviser.  The
Adviser represents, warrants and covenants that:
(i)	Each Portfolio is a "qualified institutional buyer" ("QIB")
as defined in Rule 144A under the Securities Act of 1933,
as amended, and the Adviser will promptly notify the
Subadviser if a Portfolio ceases to be a QIB; and
(ii)	Each Portfolio is a "qualified eligible person" ("QEP") as
defined in Commodity Futures Trading Commission Rule
4.7 ("CFTC Rule 4.7"), the Adviser will promptly notify the Subadviser if a Portfolio ceases to be a QEP, and the Adviser hereby consents to each Portfolio being treated as an "exempt account" under CFTC Rule 4.7.

        20.	Delivery of Part II of Form ADV.  The Adviser
acknowledges it has received, at least 48 hours prior to the execution of this Agreement, a copy of Part II of the Subadviser's Form ADV, as amended.

        21. 	Notices. All notices shall be in writing and deemed
properly given when delivered or mailed by electronic mail or United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
        Subadviser: 		Pacific Investment Management Company LLC
        			840 Newport Center Drive
			        Newport Beach, CA 92660
        			Fax:  949-720-1376
        			Attention:  General Counsel
        			Email:  IMANotices@pimco.com
        			Cc:  Kwame Anochie, Vice President
        			Email:  kwame.anochie@pimco.com

        Adviser: 		AIG SunAmerica Asset Management Corp.
        			Harborside Financial Center
        			3200 Plaza 5
        			Jersey City, NJ  07311
        			Attention:	Gregory N. Bressler
        					Senior Vice President and
        					General Counsel

        with a copy to: 	AIG Retirement Services, Inc.
        			1 SunAmerica Center
        			Century City
        			Los Angeles, CA 90067-6022
        			Attention:	Mallary L. Reznik
        					Deputy General Counsel

        IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

        PURSUANT TO AN EXEMPTION FROM THE COMMODITY
FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS
OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS
NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE
COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION
DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A
TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF
COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY,
THE COMMODITY FUTURES TRADING COMMISSION HAS NOT
REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS
ACCOUNT DOCUMENT.

        				AIG SUNAMERICA ASSET
MANAGEMENT CORP.



        				By:
______________________________
        				Name:	Peter A. Harbeck
        				Title:	President and Chief
Executive Officer


        				PACIFIC INVESTMENT
MANAGEMENT COMPANY LLC



        				By: ______________________________
        				Name:
        				Title:	 Managing Director


Schedule A


Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


Total Return Bond Portfolio
0.25%




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